Exhibit 99.2

China Integrated Energy Completes Acquisition of a 50,000-ton Biodiesel Production Facility in Chongqing City, China

Company on Track to Meet Its 2010 Goal of Doubling Biodiesel Production Capacity

XI'AN, China, Oct. 26 /PRNewswire-Asia-FirstCall/ -- China Integrated Energy, Inc. (Nasdaq:CBEH), a leading non-state-owned integrated energy company in the People's Republic of China, today announced that it has closed the acquisition of a 50,000 metric ton biodiesel production facility located in Chongqing City, China from Chongqing Tianrun Energy Development Co., Ltd. The Company expects to ramp up production and distribution of biodiesel product from this facility immediately after the acquisition.

The acquired facility uses first generation biodiesel production technology, similar to the production process used in the Company's current 100,000-ton production plant. The Company's expertise in biodiesel production and its established distribution network should allow the acquired facility to achieve gross margins of approximately 30%. The Company is the only non-state owned biodiesel producer with a nationwide distribution license.

"This acquisition will be accretive to our revenue and net income immediately," said Mr. Gao Xincheng, Chief Executive Officer of China Integrated Energy, Inc. "With our newly-constructed 50,000-ton biodiesel production facility, which will come on line later this year, we will double our biodiesel production capacity to 200,000 tons this year. With continued government support for renewable energy sources such as biodiesel and strong domestic demand for energy, we are confident in generating strong earnings and cash flows over the next several years."

The Company is paying approximately $16.5 million in cash for the Chongqing Tianrun biodiesel production facility. Management expects the acquisition to add approximately $32 million in revenue and $8 million in pretax income in 2011. The Chongqing Tianrun biodiesel plant is subject to 15% corporate income tax rate. The Company will fund the acquisition with cash on hand, which was approximately $58.7 million as of June 30, 2010.

The completion of the newly-constructed 50,000-ton biodiesel production facility has been slightly delayed, due to recent inclement weather and a holdup on equipment clearance by customs.  However, the Company expects to commence testing and ramp-up of the newly constructed biodiesel production facility in December 2010. The new production facility is adjacent to the Company's existing 100,000-ton biodiesel production facility in Tongchuan City, Shaanxi Province, China. The company reaffirms its 2010 financial guidance of revenue of $425 million to $430 million, and net income of $52 million to $52.5 million.

About China Integrated Energy, Inc.

China Integrated Energy, Inc. is a leading non-state-owned integrated energy company in China engaged in three business segments: the production and sale of biodiesel, the wholesale distribution of finished oil and heavy oil products, and the operation of retail gas stations. The Company operates a 100,000-ton biodiesel production plant with a goal of doubling capacity to 200,000 tons in 2010 through both internal expansion and an acquisition. The Company utilizes an extensive distribution network to distribute traditional petroleum products, and operates thirteen retail gas stations in China. For additional information on the Company please visit http://www.chinaintegratedenergy.com.

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Safe Harbor Statement

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by terminology such as "will," "expects," "anticipates," "future," "intends," "plans," "believes," "estimates" and similar statements. For example, statements about the future use of the proceeds are forward looking and subject to risks. China Integrated Energy, Inc. may also make written or oral forward-looking statements in its periodic reports to the U.S. Securities and Exchange Commission on forms 10-K, 10-Q and 8-K, in its annual report to shareholders, in press releases and other written materials and in oral statements made by its officers, directors or employees to third parties. Statements that are not historical facts, including statements about the Company's beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, risks outlined in the Company's filings with the U.S. Securities and Exchange Commission. The Company does not undertake any obligation to update any forward-looking statement, except as required under applicable law.

For more information, please contact:

China Integrated Energy, Inc.
Susan Zhou
Vice President, Investor Relations
Tel: +1-305-393-5536
Email: susan.zhou@cbeh.net.cn
Web: http://www.chinaintegratedenergy.com

HC International, Inc.
Ted Haberfield, Executive VP
Tel: +1-760-755-2716
Email: thaberfield@hcinternational.net
Web: http://www.hcinternational.net